Exhibit 99.1

WESTERN GAS RESOURCES, INC.

ANNOUNCES COMPLETION OF PURCHASE OF PROPERTIES

IN POWDER RIVER BASIN COAL BED METHANE DEVELOPMENT

DENVER, March 20, 2006. Western Gas Resources, Inc. (NYSE:WGR) today announced that on March 15, 2006 it completed the acquisition of the previously announced agreement to purchase certain coal bed methane (“CBM”) properties and related gathering assets in the Big George fairway of the Powder River Basin of Wyoming for approximately $136.7 million before adjustments. The acquisition was funded with amounts available under the Company’s revolving credit facility.

The Company’s partner in the Powder River Basin coal bed methane play has the option to elect to participate in the acquisition for a fifty percent interest, exercisable thirty days after the Company has given formal notice of the acquisition, which is expected to be given within the next two business days.

Company Description. Western is an independent natural gas explorer, producer, gatherer, processor, transporter and energy marketer. The Company’s producing properties are located primarily in Wyoming, including the developing Powder River Basin coal bed methane play, where Western is a leading acreage holder and producer, and the rapidly growing Pinedale Anticline. The Company also owns and operates natural gas gathering, processing and treating facilities in major gas-producing basins in the Rocky Mountain, Mid-Continent and West Texas regions of the United States. For additional Company information, visit Western’s web site at www.westerngas.com.

Investor Contact:	Ron Wirth, Director of Investor Relations
(800) 933-5603 or (303) 252-6090
Email: rwirth@westerngas.com